Exhibit 99.1

NEWS RELEASE

TGC Industries, Inc.

101 East Park Blvd., Suite 955

Plano, TX 75074

TGC INDUSTRIES ANNOUNCES FAILURE

TO RECEIVE REQUISITE VOTE

PLANO, Texas, October 28, 2011/PR Newswire/ —TGC Industries, Inc. (TGC) (NASDAQ: TGE) announced the results of its shareholder meeting held in connection with the Agreement and Plan of Merger by and among TGC, Dawson Geophysical Company and 6446 Acquisition Corp. dated March 20, 2011 and the termination of the Merger Agreement.

At TGC’s Special Meeting of Shareholders on October 27, 2011, TGC did not receive the necessary votes for the approval of the Merger Agreement.  The approval of the Merger Agreement required the affirmative vote of at least 80% of the TGC outstanding common stock on August 29, 2011.  As a result of the failure to receive the requisite shareholder vote, TGC terminated the Merger Agreement.

As previously announced, the volume weighted average price of Dawson common stock on the NASDAQ during the 10 consecutive trading days ended on October 25, 2011 was less than $32.54.  TGC and Dawson were unable to come to a mutual agreement on a new exchange ratio.

About TGC Industries

TGC Industries, Inc., based in Plano, Texas, is a provider of seismic data acquisition services with operations throughout the continental United States and Canada.  TGC has branch offices in Houston, Midland, Oklahoma City and Calgary.

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TGC Industries, Inc.

Wayne Whitener, President & CEO

(972) 881-1099

DRG&L

Jack Lascar

(713) 529-6600